Exhibit 99.3

STEC, INC.

2010 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

STEC, Inc., a California corporation, (the “Company”), pursuant to its 2010 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Holder”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”). Each vested Restricted Stock Unit represents the right to receive payment, in accordance with Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), in the form of one share of Common Stock. This award of Restricted Stock Units is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Holder:	[ ]

Grant Date:	[ ]

Total Number of RSUs:	[ ]

Vesting Commencement Date:	[ ]

Vesting Schedule:

[To be specified in individual Grant Notices]

Notwithstanding the foregoing, the RSUs shall become fully vested and nonforfeitable in accordance with Section 13.2(d)(i) of the Plan and Section 2.3 of the Agreement.

Termination:	Pursuant to Section 2.5 of the Agreement, if Holder ceases to be an Employee, Consultant or Director prior to the applicable vesting date, all RSUs that have not become vested on or prior to the date of such termination of services will thereupon be automatically forfeited by Holder without payment of any consideration therefor.

By his or her signature and the Company’s signature below, Holder agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. Holder has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan. Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

STEC, INC.:	HOLDER:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

ARTICLE 1.

GENERAL

1.1 Defined Terms. Wherever the following terms are used in this Restricted Stock Unit Award Agreement (this “Agreement”), they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the STEC, Inc. 2010 Incentive Award Plan, as amended from time to time (the “Plan”), and the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Agreement is attached.

(a) “Termination of Consultancy” shall mean the time when the engagement of Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death, Disability or retirement, but excluding: (a) terminations where there is a simultaneous employment or continuing employment of Holder by the Company or any Subsidiary, and (b) terminations where there is a simultaneous re-establishment of a consulting relationship or continuing consulting relationship between Holder and the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

(b) “Termination of Directorship” shall mean the time when Holder, if he or she is or becomes a Non-Employee Director, ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to a Non-Employee Director.

(c) “Termination of Employment” shall mean the time when the employee-employer relationship between Holder and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement; but excluding: (a) terminations where there is a simultaneous reemployment or continuing employment of Holder by the Company or any Subsidiary, and (b) terminations where there is a simultaneous establishment of a consulting relationship or continuing consulting relationship between Holder and the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.

(d) “Termination of Service” shall mean Holder’s Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

1.2 Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE 2.

GRANT OF RESTRICTED STOCK UNITS

2.1 Grant of RSUs. Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, STEC, Inc., a California corporation (the “Company”), has granted to Holder an award of restricted stock units (“Restricted Stock Units” or “RSUs”) under the Plan in consideration of Holder’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration.

2.2 Unsecured Obligation to Pay. Unless and until the RSUs have vested in the manner set forth in Article 2 hereof, Holder will have no right to payment of any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3 Vesting Schedule.

(a) Subject to Sections 2.3(b) and 2.5 hereof, the RSUs shall vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth on the Grant Notice, subject to Holder’s continued status as an Employee, Consultant or Non-Employee Director through the applicable vesting dates, as a condition to the vesting of the applicable installment of the RSUs and the rights and benefits under this Agreement.

(b) Notwithstanding Section 2.3(a) hereof and the Grant Notice and subject to Section 2.5 hereof, pursuant to Section 13.2 of the Plan, the RSUs shall become fully vested and nonforfeitable in the event of a Change in Control in connection with which the successor corporation does not assume the RSUs or substitute equivalent rights for the RSUs. Should the successor corporation assume the RSUs or substitute equivalent rights, then no such acceleration shall apply.

2.4 Consideration to the Company. In consideration of the grant of the award of RSUs by the Company, Holder agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon Holder any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Holder.

2.5 Forfeiture, Termination and Cancellation upon Termination of Service. Notwithstanding any contrary provision of this Agreement, upon Holder’s Termination of Service for any or no reason, all RSUs which have not vested prior to or upon such Termination of Service will thereupon automatically be forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Holder, or Holder’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder. No portion of the RSUs which has not become vested as of the date on which the Holder incurs a Termination of Service shall thereafter become vested.

2.6 Payment upon Vesting.

(a) As soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 2.3 hereof, but in no event later than thirty (30) days after such vesting date, the Company shall deliver to Holder (or any transferee permitted under Section 3.2 hereof) a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its sole discretion) equal to the number of Restricted Stock Units subject to this award that vest on the applicable vesting date, unless such Restricted Stock Units terminate prior to the given vesting date pursuant to Section 2.5 hereof. Notwithstanding the foregoing, in the event shares of Common Stock cannot be issued pursuant to Section 11.4 of the Plan, the shares of Common Stock shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that shares of Common Stock can again be issued in accordance with such Section.

(b) Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require payment by Holder of any sums required by applicable law to be withheld with respect to the grant of RSUs or the issuance of shares of Common Stock. Such payment shall be made by deduction from other compensation payable to Holder or in such other form of consideration acceptable to the Company which may, in the sole discretion of the Administrator, include:

(i) Cash or check;

(ii) Surrender of shares of Common Stock (including, without limitation, shares of Common Stock otherwise issuable under the RSUs) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the minimum amount required to be withheld by statute; or

(iii) Other property acceptable to the Administrator (including, without limitation, through the delivery of a notice that Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable under the RSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of its withholding obligations; provided that payment of such proceeds is then made to the Company at such time as may be required by the Company, but in any event not later than the settlement of such sale).

(c) The Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Holder or Holder’s legal representative or enter such share of Common Stock in book entry form unless and until Holder or Holder’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Holder resulting from the grant of the RSUs or the issuance of shares of Common Stock.

(d) As set forth in Section 11.2 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Holder to remit to the Company, an amount sufficient to satisfy all applicable federal, state, local, and foreign taxes (including the Holder’s FICA, social security, Medicare or any other employment tax obligation) required by law to be withheld with respect to any taxable event arising in connection with the RSUs. The Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Holder or Holder’s legal representative or enter such share of Common Stock in book entry form unless and until Holder or Holder’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Holder resulting from the grant or vesting of the RSUs or the issuance of shares of Common Stock.

2.7 Conditions to Delivery of Common Stock. The shares of Common Stock deliverable hereunder may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock deliverable hereunder prior to fulfillment of the conditions set forth in Section 11.4 of the Plan.

2.8 Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any shares of Common Stock underlying the RSUs and deliverable hereunder unless and until such shares of Common Stock shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 13.2 of the Plan.

ARTICLE 3.

OTHER PROVISIONS

3.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Holder, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.

3.2 Grant is Not Transferable. During the lifetime of Holder, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.3 Tax Consultation. Holder understands that Holder may suffer adverse tax consequences in connection with the RSUs granted pursuant to this Agreement (and the shares issuable with respect thereto). Holder represents that Holder has consulted with any tax consultants Holder deems advisable in connection with the RSUs and the issuance of shares with respect thereto and that Holder is not relying on the Company for any tax advice.

3.4 Adjustments. Holder acknowledges that the RSUs are subject to modification and termination in certain events as provided in this Agreement and Article 13 of the Plan.

3.5 Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.6 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Holder shall be addressed to Holder at Holder’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.7 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.8 Governing Law. The laws of the State of California shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.9 Conformity to Securities Laws. Holder acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.10 Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Holder.

3.11 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.

3.12 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Holder is subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.13 Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Holder with respect to the subject matter hereof.

3.14 Section 409A. The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). To the extent that the Administrator determines that any RSUs may not be exempt from or compliant with Code Section 409A, the Administrator may amend this Agreement in a manner intended to comply with the requirements of Code Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (i) exempt the RSUs from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the RSUs, or (ii) comply with the requirements of Code Section 409A.

3.15 Limitation on Holder’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Holder shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.16 Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon the Holder any right to serve or continue to serve as an Employee, Consultant or member of the Board.